September  29, 2009
Mr. Henry Jia
Mr. Frank Zheng
Mr. Yuan Da Xia

Re: Binding Plan for the Deconsolidation of JPI

Dear  Sirs:

The Following is a binding plan regarding the proposed deconsolidation of and financing for Jade Pharmaceuticals, Inc. (“JPI”); sale of ordinary shares of JPI to Mssrs. Henry Jia, Frank Zheng and Yuan Da Xia  (the “China Shareholders”); and the other events that will lead to AMDL, Inc. (“ADL”)  losing management and Board control of and owning a minority interest in JPI (collectively, the “Deconsolidation Plan”).

Item	Description

Structure:
The Deconsolidation Plan will take place in the following manner:

1.JPI will amend its Articles of Incorporation to increase its authorized capital to 100 million ordinary shares.
2.ADL’s current ownership of 1 share of JPI will be exchanged for approximately 28 million new shares of JPI (with no voting rights) common stock such that ADL will hold 1 share of JPI common stock for each dollar of net asset value of JPI as determined by an independent valuation of JPI to be completed prior to close of the Definitive Agreements (as defined herein), which value is currently estimated at approximately $28 million dollars.
3.The China Shareholders will convert their past due salaries of ADL (approximately $900,000) into new shares of JPI common stock (that has full voting rights) equal to approximately three (3%) percent of JPI based on an independent valuation of JPI.
4.The China Shareholders will exchange approximately 500,000 shares of ADL common stock, which they currently own, for such number of new shares of JPI common stock (that has full voting rights) based on the 5-day VWAP at closing and the independent valuation of JPI.

The parties acknowledge and understand that by agreeing to items 1-4 no economic benefits will flow to AMDL from the operations of JPI unless JPI issues a dividend or AMDL is able sell its shares in JPI. There are no current planned JPI dividends and or potential sales of AMDL’s shares in JPI.

The parties further acknowledge and understand that by agreeing to items 1-4 and the changes to the Board of Directors of JPI discussed below it will eventually lead to AMDL losing complete control of JPI at the shareholder, management and Board levels.

Following completion of steps 1 to 4:

5.JPI will authorize an equity incentive plan for management with the ability to issue additional shares of JPI common stock equal to approximately 34% of JPI based on certain to be determined performance goals.
6.ADL will convert approximately $5.5 million of inter-company advances to JPI into an unsecured promissory note with an interest rate of 12%.  Such note or portion thereof will be convertible prior to an IPO, provided that ADL’s ownership of JPI upon conversion cannot exceed 49%.
7.JPI will commence a private placement during the 4th quarter of 2009, for the sale of up to 50% interest in JPI.
8.JPI will agree to use its best efforts to complete an IPO on the Shenzhen Stock Exchange, Hong Kong Stock Exchange, Shanghai Stock Exchange or a similar exchange by September 30, 2012, wherein it will sell to the public such number of JPI shares as are equal to an approximately 25% interest in JPI at that time.

Definitive Agreements:
The parties will use their best efforts to negotiate the following agreements (collectively, the “Definitive Agreements”):

1.JPI Shareholders Agreement between the China Shareholders and ADL.  This agreement will detail the rights and duties of the parties.
2.Debt Conversion Agreement between ADL, the China Shareholders and JPI.
3.Share Exchange Agreement between ADL, the China Shareholders and JPI.
4.Debt Conversion Agreement and Promissory Note between ADL and JPI.

Timeline:
The Parties will use their best efforts to complete the plan of Deconsolidation in accordance with the following timeline:

1.October 2009 – Entry into Definitive Agreements between JPI, ADL and the China Shareholders.
2.October 2009 – Completion and approval of Equity Incentive Plan for JPI.
3.October 2009 – Complete independent valuation of JPI.
4.November – December 2009 – Commence and close private placement of JPI stock.
5.Prior to September 30, 2012 – Complete IPO of JPI stock on Shenzhen, Hong Kong, Shanghai or similar stock exchange.

Ownership Post Deconsolidation Plan
Because there are a number of events that cannot be determined with certainty, it is difficult to determine the exact ownership of ADL at any given time during the deconsolidation process, however, it is currently anticipated the ADL’s ownership interest will progressively decrease such that following the completion of the private placement of JPI stock and assuming that JPI achieves certain performance goals, ADL will own less than 50% of JPI common stock prior to the commencement of the proposed IPO.

Board Composition:
Upon close of the Definitive Agreements, JPI will take the necessary corporate actions to create a five-person Board of Directors, of which the China Shareholders shall appoint 3 members and ADL shall appoint 2 members. Provided, further, that at such time as ADL’s ownership interest drops below 20% ADL shall have the right to appoint not more than one (1) member of JPI’s Board; and, at such time as ADL’s ownership drops below 10% it shall no longer have the right to appoint members to JPI’s Board.

Confidentiality:
Until such time as the parties negotiate and execute the Definitive Agreements, the parties agree to keep this term sheet confidential; provided, however, that ADL may make such disclosures as it or its counsel deem necessary and appropriate pursuant to SEC or NYSE-Amex rules and regulations in its sole discretion.

Binding Nature of Term Sheet:
Based upon ratification by ADL’s Board of Directors, the terms set forth herein, except for the requirement of Confidentiality, shall be binding on the parties and are intended to illustrate the intentions of the parties on a go-forward basis until such time as they are superseded by the Definitive Agreements.

Please indicate your agreement to the foregoing by signing below.

Very Truly Yours, ADL, INC. By:_______________________________ Douglas MacLellan Chief Executive Officer
AGREED TO AND ACCEPTED on September __, 2009: ___________________________ Henry Jia ___________________________ Frank Zheng ___________________________ Yuan Da Xia